Exhibit 99.1

LIMITED BRANDS REPORTS OCTOBER 2005 SALES

Columbus, Ohio (November 3, 2005) — Limited Brands (NYSE: LTD) reported a comparable store sales decrease of 4% for the four weeks ended October 29, 2005 compared to the four weeks ended October 30, 2004. Net sales decreased 1% to $629.0 million compared to net sales of $633.8 million last year.

Comparable store sales for the third quarter ended October 29, 2005 decreased 3%. Net sales were flat to last year at $1.892 billion.

Comparable store sales decreased 3% for the year-to-date period and net sales increased 1% to $6.157 billion compared to sales of $6.080 billion last year.

To hear further commentary provided on Limited Brands’ prerecorded October sales message, call 1-800-337-6551, followed by the passcode LTD (583), or log onto www.Limitedbrands.com for an audio replay. Limited Brands will report third quarter earnings on Thursday, November 17th at 8 a.m. eastern time.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, C.O. Bigelow, Express, Express Men’s, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,677 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com. Bath & Body Works products are also available at www.BathandBodyWorks.com.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the October sales call or made by the Company or management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the October sales call or otherwise made by the Company or management: risks associated with general economic conditions, consumer confidence and consumer spending patterns; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; risks associated with the seasonality of the Company’s business; risks associated with changes in weather patterns; risks associated with the highly competitive nature of the retail industry generally and the segments in which we operate particularly; risks related to consumer acceptance of the Company’s products and the Company’s ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance the Company’s brand image; risks associated with the Company’s ability to retain, hire and train key personnel and management; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner or meet quality standards; risks associated with the Company’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, risks related to political instability, risks associated with legal and regulatory matters, risks related to duties, taxes, other charges and quotas on imports, risks related to local business practices and political issues and risks related to currency and exchange rates; risks associated with the possible lack of availability of suitable store locations on appropriate terms; risks associated with increases in the costs of mailing, paper and printing; risks associated with our ability to service any debt we incur from time to time and as well as the requirements the agreements related to such debt impose upon us; risks associated with the Company’s reliance on information technology, including risks related to the implementation of new information

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

technology systems and risks related to utilizing third parties to provide information technology services; risks associated with natural disasters and risks associated with rising energy costs. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the October sales call to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

Tom Katzenmeyer

Senior Vice President, Investor, Media and Community Relations

Limited Brands

614-415-7076

www.Limitedbrands.com

LIMITED BRANDS

OCTOBER 2005

Comparable Store Sales Increase (Decrease):

	October 2005	October 2004	Third Quarter 2005	Third Quarter 2004	Year-to-Date 2005	Year-to-Date 2004
Victoria’s Secret Stores	(3%)	16%	(4%)	13%	(1%)	11%
Bath & Body Works	2%	11%	1%	9%	6%	13%

Express	(9%)	16%	(6%)	(12%)	(13%)	(3%)
Limited Stores	(2%)	5%	2%	(13%)	(2%)	(5%)
Total Apparel	(8%)	13%	(4%)	(13%)	(11%)	(4%)
Limited Brands	(4%)	14%	(3%)	1%	(3%)	6%

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

Total Sales (Millions):

	Third Quarter 2005	Third Quarter 2004	Year-to-date 2005	Year-to-date 2004
Victoria’s Secret Stores	$627.8	$632.0	$2,059.0	$2,007.0
Victoria’s Secret Direct	202.6	198.1	808.2	755.0

Total Victoria’s Secret	$830.4	$830.1	$2,867.2	$2,762.0
Bath & Body Works	$356.2	$350.0	$1,235.9	$1,162.3

Express	$421.5	$449.5	$1,212.4	$1,374.4
Limited Stores	130.6	134.9	380.8	402.5

Total Apparel	$552.1	$584.4	$1,593.2	$1,776.9
Total Other	$152.9	$126.4	$461.1	$378.7

Limited Brands	$1,891.6	$1,890.9	$6,157.4	$6,079.9

Total Stores:

	Stores Operating at 1/29/05	Year-to-date		Express Integration (see note)	Stores Operating at 10/29/05
		Opened	Closed
Victoria’s Secret Stores	1,001	13	(13)	—	1,001
Bath & Body Works	1,569	17	(16)	—	1,570
Express Women	468	—	(11)	(95)	362
Express Men’s	223	—	(93)	(1)	129
Express Dual Gender	193	12	(1)	96	300

Total Express	884	12	(105)	—	791
Limited Stores	323	1	(11)	—	313

Total Apparel	1,207	13	(116)	—	1,104
Henri Bendel	2	—	—	—	2

Total Limited Brands	3,779	43	(145)	—	3,677	*

Note: “Express Integration” represents conversion of Express Women and/or Express Men stores to Express dual gender stores.

*	Includes 34 stores currently closed as a result of hurricanes.

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com